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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of September 23, 2002, by and between National Equipment Services, Inc., a Delaware corporation (the "Company"), and Joseph M. Gullion (the "Executive").

        In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  1.
  Employment.    The Company shall employ the Executive, and the Executive hereby accepts employment with the Company, subject to the terms and conditions set forth in this Agreement, for the period beginning on the date hereof and ending on date specified in Section 4 hereof (the "Employment Period").

  2.
  Position and Duties.
  a.
  During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company, shall report to the Company's Board of Directors (the "Board"), and, during such time, shall perform such administrative, supervisory, and other managerial and executive duties for the Company and any of its subsidiaries consistent with the position of President and Chief Executive Officer as the Board shall direct.

  b.
  So long as the Executive serves as the Company's President and Chief Executive Officer, the Executive shall serve as a member of the Board, after which time the Executive shall resign as a member of the Board and as a director of any other corporation or entity which is an affiliate of the Company.

  c.
  During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Executive shall perform his duties, responsibilities and functions to the Company to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company's policies and procedures. In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company's efforts to operate profitably and in conformity with the business and strategic plans approved by the Board. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation.
  3.
  Compensation.
  a.
  Base Salary.    During the Employment Period, the Executive's base salary shall be $450,000 per year (the "Base Salary"). In addition, during the Employment Period, the Board shall consider, at least once every 12 months, increasing the Base Salary based upon such factors as the Executive's performance and the growth and profitability of the Company, but the Board shall have no obligation to grant any such increases in the Base Salary. Any such increase to the Base Salary shall become a part thereof and for purposes hereof the Base Salary as so increased shall be deemed thereafter to be the Base Salary and may be reduced, but not below the initial Base Salary provided hereunder. The Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices.

  b.
  Signing Bonus.    On the date hereof, the Company will issue to the Executive 100,000 shares of the Company's Common Stock (the "Stock Grant"), which shares will be "restricted securities" within the meaning of Rule 144 as adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended. In addition, on the date hereof, the Company will pay to the Executive a signing bonus in cash in an amount equal to $167,903. The Executive represents that (i) he understands that the Common Stock issued pursuant to the Stock Grant has not been registered under the Securities Act of 1933, as amended from time to time (the "Securities Act"), or any applicable state securities laws, and is being issued in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) he is acquiring such stock solely for his own account for investment purposes, and not with a view to the distribution thereof, and (iii) he is an accredited investor within the meaning of Regulation D promulgated under the Securities Act. The Common Stock issued pursuant to the Stock Grant will be imprinted with a Securities Act legend acceptable to the Company. The Common Stock issued pursuant to the Stock Grant may not be transferred unless the transferor furnishes to the Company a (i) written opinion from counsel reasonably satisfactory to the Company in form, substance, and by reason of such counsel's experience to the effect that the holder may transfer such stock as desired without registration under the Securities Act or under any applicable state securities laws; and (ii) written undertaking executed by the desired transferee reasonably satisfactory to the Company in form and substance agreeing to be bound by the restrictions on transfer contained herein.

    c.
    Annual Cash Bonus.
    (i)
    Commencing with calendar year 2003, if the Executive has been employed by the Company from the date hereof through the last day of such calendar year, the Executive will be eligible for an annual cash bonus (the "Annual Bonus") of up to 100% of his Base Salary earned during such calendar year as determined by the Board in its sole discretion; provided that:
    a.
    if the Executive has been employed by the Company from the date hereof through December 31, 2003, the Annual Bonus for the 2003 calendar year shall be at least $150,000, and if Adjusted EBITDA for the 2003 calendar year equals or exceeds the Base EBITDA Amount, the Annual Bonus for the 2003 calendar year shall be at least $225,000; and

    b.
    if the Executive has been employed by the Company from the date hereof through December 31, 2004 and Adjusted EBITDA for the 2004 calendar year equals or exceeds the Base EBITDA Amount, the Annual Bonus for the 2004 calendar year shall be at least $225,000.
    (ii)
    "Adjusted EBITDA" means, with respect to any calendar year, the audited net income of the Company for such year prior to the provision for (i) interest expense, (ii) taxes based on income or profits, and (iii) depreciation and amortization expenses, in each case as determined by the Board on a consolidated basis in accordance with generally accepted accounting principles, applied on a basis consistent with the Company's past practice; provided that Adjusted EBITDA will be calculated based on the Company's business as it was assumed for the determination of the Base EBITDA Amount and shall not include the results of, or the effect of, any acquisitions or divestitures which were not taken into account when the Base EBITDA Amount was determined. In addition, Adjusted EBITDA will be calculated taking into account the Annual Bonus payable hereunder (i.e. Adjusted EBITDA will be determined following deemed payment of the Annual Bonus described herein and all other bonuses paid to officers and employees for the applicable fiscal year).

    (iii)
    "Base EBITDA Amount" means the Adjusted EBITDA for the 2002 calendar year, as agreed upon by the Board and the Executive; provided that if the Board and the Executive cannot or do not agree on the Base EBITDA Amount, then the Base EBITDA Amount shall be an amount determined by the Board reasonably and in good faith.
    d.
    Stock Options.    Executive will receive in the aggregate options on 500,000 shares of the Company's Common Stock (the "Stock Option Grant") pursuant to the terms and conditions set forth in the Stock Option Agreement(s), dated as of the date hereof, by and between the Company and the Executive.

    e.
    Minimum Proceeds on Sale.    In the event a Change of Control or Debt Maturity Event occurs, if (i) the Executive has been employed by the Company from the date hereof through the date of the Change of Control or Debt Maturity Event and (ii) the aggregate pre-tax proceeds receivable by the Executive in connection with the Change of Control or Debt Maturity Event in respect of the Stock Option Grant and the Stock Grant is less than $2,000,000, then simultaneously with such Change of Control or Debt Maturity Event, the Company will pay to the Executive a cash bonus equal to the amount of such deficiency.

    f.
    Fringe Benefits and Perquisites.    During the Employment Period, the Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company are generally eligible, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

    g.
    Reimbursement of Expenses.    The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement that are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

    h.
    Withholding.    All amounts payable to the Executive as compensation hereunder shall be subject to all required and customary withholding by the Company.

  4.
  Term.
  a.
  The Employment Period shall commence on the date hereof and shall continue until the fifth anniversary of the date hereof; provided that (i) the Employment Period shall terminate prior to such date immediately upon Executive's resignation, death or Disability and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to the Executive. If the Executive wishes to terminate the Employment Period by resignation, he agrees to give the Company at least thirty (30) days' prior written notice.

  b.
  If the Employment Period is terminated by the Company without Cause (including, without limitation, a termination by the Company without Cause in connection with a Change of Control or a Debt Maturity Event), the Executive shall be entitled to (i) continue to receive his Base Salary payable in regular installments as special severance payments from the date of termination through the first anniversary of the date of termination (the "Severance Period"), and (ii) receive, within 90 days after the last day of the Employment Period, a cash bonus equal to (x) 50% of the Base Salary earned by the Executive during the last 12 months of the Employment Period, minus (y) the amount determined in accordance with Schedule A attached hereto, in each case if and only if the Executive has executed and delivered to the Company a general release in a form reasonably acceptable to the Company and only so long as the Executive has not breached and does not breach the provisions of Sections 5, 6 and 7 hereof, and the Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except to the extent specifically provided otherwise under the terms of a particular benefit or compensation plan and except for the right to reimbursement pursuant to Section 3(g) hereof of expenses incurred prior to the termination of the Employment Period.

  c.
  If the Employment Period is terminated for any reason other than by the Company without Cause (e.g., termination by the Company with Cause, resignation by the Executive, death or Disability), the Executive shall only be entitled to receive his Base Salary through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or its subsidiaries thereafter, except to the extent specifically provided otherwise under the terms of a particular benefit or compensation plan and except for the right to reimbursement pursuant to Section 3(g) hereof of expenses incurred prior to the termination of the Employment Period.

  d.
  Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).
  5.
  Confidential Information.    The Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company and its subsidiaries concerning the business or affairs of the Company, or any subsidiary ("Confidential Information") are the property of the Company or such subsidiary. Therefore, the Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of the Executive's acts or omissions. The Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any subsidiaries which he may then possess or have under his control. In addition, the Executive acknowledges that the Company has received and in the future may receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any unauthorized person or to use it except as necessary in carrying out Executive's work for the Company consistent with the Company's agreement with such third party.

  6.
  Inventions and Patents.
  a.
  The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its subsidiaries ("Work Product") belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company's expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

    b.
    In accordance with Section 2872 of the Illinois Employee Patent Act, Ill. Rev. Stat. Chap. 140, § 301 et seq. (1983), Executive is hereby advised that this Section 6 regarding the Company's and its subsidiaries' ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company or any subsidiary was used and which was developed entirely on Executive's own time, unless (i) the invention relates to the business of the Company or any subsidiary or to the Company's or any subsidiaries' actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Executive for the Company or any subsidiary.
  7.
  Non-Compete, Non-Solicitation.
  a.
  In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges (i) that in the course of his employment with the Company and its subsidiaries he shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its subsidiaries which is not generally known within the Company's industry and which gives the Company and its subsidiaries a competitive business advantage, or the opportunity of obtaining such advantage, and the disclosure of which could be detrimental to the interests of the Company and its subsidiaries, (ii) that the Company has spent substantial time and resources developing long-term, near permanent relationships with its customers and that any such customer relationships that Executive has developed, or might develop in the future, with the Company's customers were developed on behalf of the Company, and (iii) that his services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries. The Executive further acknowledges that the Company and its subsidiaries have a legitimate business interest in protecting this Confidential Information, trade secrets and the Company's long-term, near permanent customer relationships. Therefore, Executive agrees that, during the Employment Period and for 12 months thereafter (the "Noncompete Period"), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that owns or operates equipment rental, sales or service facilities anywhere in the United States or sells new or used rental equipment or related parts anywhere in the United States. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

  b.
  During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its subsidiaries).
  8.
  Enforcement.    If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and[ib]/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

  9.
  Executive's Representations.    The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, confidentiality agreement or non-compete agreement with any other person or entity, (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms, (iv) he knows of no reason why he would fail to fulfill his responsibilities under this Agreement (whether as a result of alcoholism or drug dependency or any other reason), and (v) the information previously provided to the Company and contained in any resume, curriculum vitae or other writing furnished by the Executive, as well as in any oral representations made by the Executive, regarding the Executive's qualifications (including, but not limited to, educational background, degrees, job history, etc.) were truthful, accurate, and not misleading.

  10.
  Certain Definitions.    For the purposes of this Agreement, the following terms shall have the meanings set forth below:
  a.
  "Board" means the Board of Directors of the Company; provided that to the extent the Board has delegated to its Compensation Committee any matters which are applicable hereunder, then references herein to the Board shall be deemed to be references to the Compensation Committee of the Board of Directors of the Company.

  b.
  "Cause" means (i) conviction, admission or commission, or plea of no contest (or its equivalent) of a crime constituting a felony under federal, state, local or foreign law; (ii) the conviction, admission or commission, or plea of no contest (or its equivalent) of a crime involving moral turpitude; (iii) the misappropriation of assets of the Company, or the commission of any other act or omission involving dishonesty, disloyalty, or fraud with respect to the Company or any of its subsidiaries or any of their suppliers or customers; (iv) failure to fulfill the Executive's responsibilities under this Agreement (whether as a result of alcoholism or drug dependency or any other reason) after written notice of such failure from the Company to the Executive and after the Executive has not corrected such failure (to the reasonable satisfaction of the Company) within thirty (30) days from the date of such notice is given; (v) gross negligence, willful misconduct, or the willful refusal of the Executive to fulfill his responsibilities under this Agreement after written notice from the Company to the Executive of such gross negligence, willful misconduct, or the willful refusal and after the Executive's failure to correct such refusal to the reasonable satisfaction of the Company within thirty (30) days from the date such notice is given; (vi) any other material breach of this Agreement after written notice of such other material breach from the Company to the Executive and after he has not corrected such other material breach (to the Company's reasonable satisfaction) within thirty (30) days from the date such notice is given; or (vii) the Executive's material breach of any Company policy or practice as described in the Company's employee handbook, as updated from time to time.

  c.
  "Change in Control" means the sale of the Company to a third party or group of third parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power to elect a majority of the Board (whether by merger, consolidation, sale, or transfer of the Company's capital stock) or (ii) all or substantially all the Company's assets determined on a consolidated basis.

  d.
  "Debt Maturity Event" means the maturity of the Company's senior or subordinated debt facilities without replacement, refinancing or similar arrangement with respect thereto. For purposes of this Agreement, these debt facilities shall be limited to: (1) the term loan facility and the revolving loan facility under that certain Credit Agreement, dated as of August 6, 1999 and amended from time to time thereafter, by and among the Company, certain of the subsidiaries of the Company, and the lenders thereto, (2) $100,000,000 of 10% Senior Subordinated Notes due 2004 governed by that certain Indenture, dated as of November 25, 1997 and (3) $175,000,000 of 10% Senior Subordinated Notes due 2004 governed by that certain Indenture, dated as of December 11, 1998.

  e.
  "Disability" shall mean a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Board.
  11.
  Amendment.    Except as otherwise provided herein, any provision of this Agreement may be amended or waived only with the prior written consent of the Executive and the Company.

  12.
  Successors and Assigns.    Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

  13.
  Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

  14.
  Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

  15.
  Descriptive Headings.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

  16.
  Governing Law.    All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

  17.
  Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to the Executive at the address appearing on the signature page to this Agreement and to the Company at National Equipment Services, Inc., 1603 Orrington Avenue, Suite 1600, Evanston, Illinois 60201, Attn: Chairman of the Board of Directors, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

  18.
  No Strict Construction.    The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

  19.
  Entire Agreement.    This Agreement constitute the entire understanding, whether written or oral, between the parties with respect to the subject matter hereof

* * * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

NATIONAL EQUIPMENT SERVICES, INC.
By:	/s/ CARL THOMA
Its:	Chairman of the Board
EXECUTIVE:

/s/ JOSEPH M. GULLION Joseph M. Gullion

106 Knighton Place

Elmhurst, IL 60126 [Print address in space provided above]

Schedule A

Executive's termination date occurs on any day during the following period:	Amount to be deducted from Executive's severance pursuant to clause (y) of Section 4(b)(ii) of the Agreement
September 23, 2002 through September 23, 2003,	$100,000
September 24, 2003 through September 23, 2004,	$80,000
September 24, 2004 through September 23, 2005,	$60,000
September 24, 2005 through September 23, 2006,	$40,000
September 24, 2006 through September 23, 2007,	$20,000

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  Exhibit 10.1